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                                                                EXHIBIT (c)(10)H


                             EMPLOYMENT ARRANGEMENT
                                 PETER SOUTHWAY                           6/6/96


         The Board of Directors of Valley National Bank and Valley National Bancorp have extended to Mr. Peter Southway employment arrangements as outlined in this letter. This agreement amends all employment arrangements between Peter Southway and Valley National Bank and Valley National Bancorp.



1.       New Title - Vice Chairman

2.       New Base Salary - $250,000.

3.       Eligible for Annual Executive Incentive Bonus Plan.

4. Continue participation in all VNB Benefit plans until retirement. Long Term Disability benefit will be based on 60% of new base salary. Group Life Insurance benefit will continue at current level.

5. Continue special executive benefits including bank car, country club membership and annual executive medical evaluation program.

6.       Continue participation in the VNB Benefit Equalization Plan.

7. Mr. Southway will be eligible for a minimum pension of $164,036. annually should he retire anytime after age 65. This amount is based on a joint and survivor option and includes the total benefits from the VNB Pension Plan and the VNB Pension Benefits Equalization Plan.

8. Subject to amending the position title, current Severance and Change in Control agreements remain in effect with the 1995 annual base salary to be used for calculations in these agreements.

9. Subject to annual appointment and election, Mr. Southway will continue as a member of the VNB Board of Directors and Executive Committee as well as other Board Committees and will be required to attend a minimum of 75% of these meetings.


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10.      Mr. Southway will continue to report directly to Gerald H. Lipkin,
         Chairman, President and CEO. He will be responsible for management of financial and investment departments and such additional duties as may be assigned by the CEO.

11. Mr. Southway will continue to be a full time employee with a flexible work schedule to include 12 weeks of paid vacation per calendar year, no more than three weeks consecutive. He will continue to be provided with the same Valley office and secretarial support.

12. Effective date of this employment arrangement is May 8, 1996. The VNB Personnel and Compensation Committee is responsible to the Board of Directors for the review of this agreement on an annual basis, coincident with the review of other officers/directors.




    /s/  Peter Southway                   /s/  Gerald H. Lipkin
----------------------------------        ---------------------------------
Agreed                                    Agreed
Peter Southway                            Gerald H. Lipkin
Vice Chairman                             Chairman, President and
                                          CEO


    /s/  Peter G. Verbout                 /s/  Robert McEntee
----------------------------------        ---------------------------------
Witness                                   Robert McEntee
Peter G. Verbout                          Chairman VNB Personnel
Senior Vice President                     and Compensation Committee